Exhibit 99.1

Clearfield, Inc. Reports

Fourth Consecutive Profitable Quarter

•	Net Sales:	$6.2M, up 26% from same quarter of last year
•	Gross Profit:	$2.1M , up 45% from same quarter of last year
•	Net Income:	$249K, improved from a loss of $1.4M for same quarter of last year

MINNEAPOLIS, MN—August 11, 2008 – Clearfield, Inc. (Nasdaq:CLFD ) today announced results for the third quarter ending June 30, 2008.  The Company reported net income of $249,000 compared to a loss of $1,409,000 in the same period of the previous year.  This is the fourth consecutive profitable quarter for the Company. Key to the continuing positive results is strong acceptance of the Company’s FieldSmart product line within broadband service providers deploying Fiber To The Home (FTTH) networks.

Revenue for the quarter was $6,165,000 in comparison to $4,907,000 for the similar period in 2007, an increase of 26 percent. Gross profit was $2,108,000 in comparison to $1,450,000 for the earlier period, an increase of 45 percent.

In comparison for the period ending March 31, the Company experienced a 13% increase in revenue with bookings exceeding shipments. The backlog for future sales as of June 30, 2008 was $2,048,000, a slight increase from our March 31, 2008 amount of $1,777,000.

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Clearfield, Inc./page two

Comments on Operations

“Record revenues illustrate that the Company is now beginning to scale, delivering more than $200,000 in operating income in just this three month period,” commented Cheri Beranek Podzimek, president and CEO of Clearfield. “Strategic investments in product line enhancements and extensions are beginning to bear fruit and we remain hugely optimistic for continued acceptance of our product offerings in a broader range of markets.”

 “The Company continues to have a very strong balance sheet. However, the uncertainties that hit the Auction Rate Securities (ARS) market earlier this year did have an adverse affect on the liquidity of our investments,” explains Podzimek. “Consistent with valuation methodologies of the previous period, it  was necessary to incur an additional non-cash unrealized loss of $100,000 to reflect current illiquid market conditions. This is a Balance Sheet transaction that does not have impact on net income recognized for the period.”

About Clearfield, Inc. Clearfield, Inc., formerly APA Enterprises, designs and manufactures the FieldSmart fiber management platform, which includes its latest generation Fiber Distribution System (FDS) and Fiber Scalability Center (FSC). The FDS and FSC product-lines support a wide range of panel configurations, densities, connectors and adapter options and is offered alongside an assortment of passive optical components. Clearfield also provides a complete line of fiber and copper assemblies for controlled and outside plant environments. Clearfield is a public company, traded on Nasdaq: CLFD. www.ClearfieldConnection.com

Forward-Looking Statements

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company's new products, the Company's ability to sell such products at a profitable price, the Company's ability to fund operations, and other factors discussed from time to time in the Company's filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

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Clearfield, Inc./page three
FINANCIAL RESULTS (unaudited)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenues	$6,165,379	$4,907,046	$16,305,312	$13,307,611

Cost of sales	4,057,560	3,456,901	10,982,458	9,502,128

Gross profit	2,107,819	1,450,145	5,322,854	3,805,483

Operating expenses
Selling, general and administrative	1,897,625	1,977,583	5,041,336	4,861,733
Goodwill impairment charge	-	-	-	852,000
Gain on disposal of assets	-	-	-	(727)
	1,897,625	1,977,583	5,041,336	5,713,006

Income (loss) from operations	210,194	(527,438)	281,518	(1,907,523)

Interest income	49,920	86,588	217,011	250,550
Interest expense	(2,530)	(3,718)	(8,502)	(4,306)
Other income (expense)	13,681	(30,754)	43,082	(30,565)
	61,071	52,116	251,591	215,679
Income (loss) before income taxes	271,265	(475,322)	533,109	(1,691,844)

Income tax expense (benefit)	22,371	24,370	70,948	(256,373)
Net income (loss) from continuing operations	248,894	(499,692)	462,161	(1,435,471)
Net income (loss) from discontinued operations	-	(1,066,437)	342,390	(1,850,016)
Net income (loss) on disposal of assets of discontinued operations	-	156,190	(44,951)	240,689
Total income (loss) from discontinued operations	-	(910,247)	297,439	(1,609,327)
Net income (loss)	$248,894	$(1,409,939)	$759,600	$(3,044,798)

Net income (loss) per share:
Continuing operations	$0.02	$(0.04)	$0.04	$(0.12)
Discontinued operations	$0.00	$(0.08)	$0.03	$(0.14)
Basic and diluted	$0.02	$(0.12)	$0.07	$(0.26)

Weighted average shares outstanding:
Basic and diluted	11,872,331	11,872,331	11,872,331	11,872,331

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Clearfield, Inc./page four

FINANCIAL RESULTS (unaudited -continued)

	June 30, 2008	September 30, 2007
Assets
Cash and cash equivalents	$3,262,745	$3,304,645
Available for sale securities	-	2,825,000
Accounts receivable, net	2,406,152	2,418,651
Inventories	1,741,508	1,595,282
Other current assets	196,196	102,473
Property plant and equipment, net	1,635,161	1,773,739
Investments	3,036,000	-
Other assets	3,300,715	3,321,778

Total assets	$15,578,477	$15,341,568

Liabilities
Current liabilities	$2,547,694	$2,515,612
Long-term liabilities	283,238	613,269

Shareholders’ equity
Common stock	118,723	118,723
Additional paid-in capital	52,076,465	52,037,207
Accumulated deficit	(39,183,643)	(39,943,243)
Accumulated other comprehensive (loss)	(264,000)	-
Total shareholders’ equity	12,747,545	12,212,687

Total liabilities and shareholders’ equity	$15,578,477	$15,341,568

Clearfield, Inc. Contact Information:

Cheryl Beranek Podzimek
Chief Executive Officer and President
Investor-relations@clfd.net
763-476-6866

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